Exhibit 99.1

NEWS RELEASE
www.vocaltec.com

magicJack Announces New Chairman of the Board

•	Current Board member, Izhak Gross, appointed Chairman of the Board

•	Don Burns leaving Board to pursue other business interests

WEST PALM BEACH, Fla. and NETANYA, Israel, May 23, 2017 (GLOBE NEWSWIRE) -- magicJack VocalTec Ltd. (CALL), a leading VoIP cloud-based communications and UCaaS company, today announced that Izhak Gross has been appointed Chairman of the Board effective May 22, 2017, replacing Don Burns who is leaving to pursue other business interests.

Mr. Gross has served on the Board since 2016 and was re-elected to the Board by the shareholders at the meeting of shareholders held on April 19, 2017.  Mr. Burns has served on the Board of Directors since December of 2010 and as Chairman of the Board since January 2013.

“The company has benefitted from Don’s talent and experience since inception, as he played a key role in building the franchise,” said Don C. Bell, CEO of magicJack VocalTec.  “We look forward to working with Izhak as Chairman and know he’ll provide guidance and leadership on the Board as the company executes its strategy.”

About magicJack VocalTec Ltd.

magicJack VocalTec Ltd. (CALL), the inventor of magicJack and a pioneer in Voice over IP (VoIP) technology and services, is a leading cloud communications company. With its easy-to-use, low cost solution for telecommunications, the Company has sold more than 11 million award-winning magicJack devices, which is now in its fifth generation, has millions of downloads of its free calling apps, and holds more than 30 technology patents. magicJack is the largest-reaching CLEC (Competitive Local Exchange Carrier) in the United States in terms of area codes available and number of states in which it is certified.

Broadsmart, a leading hosted UCaaS (Unified Communication as a Service) provider for medium-to-large multi-location enterprise customers, is a division of magicJack VocalTec Ltd. Broadsmart has a track record of designing, provisioning and delivering complex UCaaS solutions to blue chip corporate customers on a nationwide basis. Broadsmart has expertise in servicing enterprises with hundreds-to-thousands of locations.

magicJack® is a registered trademark of magicJack VocalTec Ltd. All other product or company names mentioned are the property of their respective owners.

Contact:

Seth Potter
Investor Relations
561-749-2255
 ir@vocaltec.com